Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
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December 22, 2016	SÃO PAULO
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OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, New Jersey 087532

Re:	OceanFirst Financial Corp.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to OceanFirst Financial Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), being filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of an aggregate of 1,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), under the Cape Bank Employees’ Savings & Profit Sharing Plan (the “Plan”).

The Shares are being registered on the Registration Statement in connection with the business combination of the Company and Cape Bancorp, Inc. (“Cape”), a Maryland corporation, pursuant to an Agreement and Plan of Merger, dated as of January 5, 2016, (the “Merger Agreement”), by and among the Company, Cape and Justice Merger Sub Corp., a Maryland corporation and a wholly-owned subsidiary of the Company.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

OceanFirst Financial Corp.

December 22, 2016

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the Registration Statement;

(b) a specimen certificate representing the Common Stock;

(c) the Plan;

(d) the Merger Agreement;

(e) an executed copy of a certificate of Steven J. Tsimbinos, First Senior Vice President and General Counsel of the Company, dated the date hereof (the “Officer’s Certificate”);

(f) a copy of the Company’s Certificate of Incorporation, as amended and in effect as of the date hereof, certified by the Secretary of State of the State of Delaware on December 22, 2016, and certified pursuant to the Officer’s Certificate;

(g) a copy of the Company’s Bylaws, as amended and in effect as of the date hereof, certified pursuant to the Officer’s Certificate;

(h) certain resolutions of the Board of Directors of the Company, relating to the approval of the Merger Agreement and the transactions contemplated thereby;

(i) certain resolutions of the Board of Directors of the Company authorizing the issuance of the Shares and the filing of the Registration Statement with respect to the Shares; and

(j) a copy of a certificate, dated December 22, 2016, and a bringdown verification thereof, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Officer’s Certificate.

OceanFirst Financial Corp.

December 22, 2016

In rendering the opinion stated herein, we have also assumed that (i) if issued in physical form, the certificates evidencing the Shares will be signed by the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock or, if issued in book-entry form, an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent and (ii) the issuance of the Shares will be properly recorded in the books and records of the Company.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective under the Act and (ii) shares of Common Stock issuable pursuant to the Plan have been issued and delivered by the Company and the entire amount of the consideration therefor has been received in full by the Company, in each case in accordance with the terms of the Plan, the issuance of such shares of the Common Stock will have been duly authorized, and such shares of Common Stock will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Skadden, Arps, Slate, Meagher & Flom LLP

DCI